Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – May 12, 2015

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On May 12, 2015, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a second quarter $0.22 per share cash dividend, payable June 25, 2015 to shareholders of record as of June 10, 2015.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $790 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Walmart SuperCenter stores in Auburn and Opelika and the Kroger in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

.